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                                                                   Exhibit 99.1

                    CERTAIN INFORMATION WITH RESPECT TO
                   EDISON MISSION ENERGY TO BE DISCLOSED
                TO PROSPECTIVE PRIVATE PLACEMENT PURCHASERS
              OF SENIOR NOTES NOT PREVIOUSLY PUBLICLY REPORTED

     The following summarizes certain information, including financial information, that we will disclose to prospective purchasers in connection with our proposed private placement of senior notes.

     The disclosures set forth below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

     A. Earnings Release.

     On July 20, 2001, Edison International issued a press release regarding second quarter earnings that included our net income (loss) as follows:

                                                        PERIOD ENDED JUNE 30
                                                   ------------------------------
                                                     2001       2000      CHANGE
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Three months.....................................   $  284    $(18,524)  $18,808
Six months.......................................    8,751     (30,995)   39,746

Our earnings in the three and six month periods ended June 30, 2001 increased by approximately $19 million and $40 million, respectively, compared to our earnings in the comparable prior year periods. These increases reflect higher energy prices for our projects in the United States and increased earnings from oil and gas activities, partially offset by lower power pool prices in the United Kingdom.

     B. Mission Energy Holding Company.

     On June 8, 2001, Edison International created Mission Energy Holding Company as a wholly-owned indirect subsidiary. Mission Energy Holding's principal asset is our capital stock. As previously disclosed by Edison International, in July 2001, Mission Energy Holding issued $800 million of 13.50% senior secured notes due 2008. Concurrently with the consummation of the offering of its senior secured notes, Mission Energy Holding borrowed $385 million under a new term loan. The senior secured notes and the term loan are secured by a first priority security interest in our capital stock. The respective rights, remedies and priorities of the holders of the senior secured notes and the lenders with respect to our stock are governed by intercreditor arrangements. Both the senior secured notes and the term loan also have security interests in interest reserve accounts, covering the interest payable on those obligations for the first two years. The net proceeds of the offering and the term loan not deposited into the respective interest escrow accounts were used to pay a dividend to Mission Energy Holding's parent, The Mission Group, which in turn loaned the net proceeds to its parent, Edison International. Edison International used the funds to repay a portion of its indebtedness that matures in 2001. The Mission Energy Holding financing documents contain restrictions on our ability and the ability of our subsidiaries to enter into specified transactions or engage in specified business activities and require in some instances that we obtain the approval of the Mission Energy Holding board of directors. Our articles of incorporation bind us to the restrictions in the Mission Energy Holding financing documents by restricting our ability to enter into specified transactions or engage in specified business activities, as set forth in the Mission Energy Holding financing documents, without shareholder approval.

     C. Liquidity and Capital Resources.

     At June 30, 2001, we had cash and cash equivalents of $573.4 million and had available a total of $16 million of borrowing capacity under one of our three revolving senior credit facilities. We had no borrowing capacity under our other two credit facilities. One of our credit facilities was originally scheduled to mature in March 2001 but was extended twice: first to May 2001 and then to October 2001. One of our other credit facilities was originally scheduled to mature in May 2001 but was also extended to October 2001. Currently, all three of these credit facilities are scheduled to mature on October 10, 2001. We are obligated to the lenders under our credit facilities to repay indebtedness, and concurrently reduce the outstanding commitments under these credit facilities to $1 billion by August 15, 2001. We expect that the net proceeds from the offering of the senior notes will be sufficient to meet this commitment.

     In April 2001, we issued $600 million of 9.875% senior notes, due in 2011. We used the proceeds of that offering to repay indebtedness, including mandatory repayments of $225 million, which also permanently reduced the amount available under our credit facilities. As a result of the mandatory repayments, the credit facilities were reduced from $1.5 billion to $1.275 billion. In connection with the sale of our 25% interest in the Hopewell project and a 50% interest in the Sunrise project, our credit facilities were further reduced to $1.224 billion.

  CORPORATE FINANCING PLANS

     We have three corporate credit facilities scheduled to expire on October 10, 2001 with an aggregate amount of commitments of $1.224 billion thereunder as of June 30, 2001, which we have committed to reduce to $1 billion in the aggregate by August 15, 2001. Our corporate cash requirements in 2001 are expected to exceed cash distributions from our subsidiaries. In addition to the commitment to pay down the corporate credit facilities by $224 million, our expected corporate cash payments for the remainder of 2001 include:

    - debt service under senior notes and intercompany notes resulting from sale-leaseback transactions which aggregate $123 million;

    - equity and capital requirements for projects in development and under construction of $67 million;

    - dividends payable to Mission Energy Holding of $65 million; and

    - general and administrative expenses.

     We have selected a syndicate of bank lenders to implement a new $750 million credit facility. We plan to use this new facility, together with the proceeds of the offering of the senior notes and other

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corporate funds, to replace our existing corporate credit facilities.
Completion of this agreement is subject to a number of conditions. Although we believe our corporate financing plans will be successful in meeting our cash and credit requirements in 2001, no assurance can be provided that we will be able to obtain new financing to meet our obligations under our corporate credit facilities in 2001, or if we were able to obtain new financing, that the new financing would be on similar terms and rates as our existing credit facilities, on commercially reasonable terms or on the terms required by the Mission Energy Holding financing documents.

    In addition, we:

    - have agreed to sell our interests in the Commonwealth Atlantic, EcoElectrica, Gordonsville, James River and Saguaro projects, subject to obtaining consents from third parties and other conditions precedent to closing;

    - have undertaken a competitive bidding process through an investment bank for the sale of our ownership interests in the Brooklyn Navy Yard and Nevada Sun-Peak projects; and

    - are planning on obtaining project financing for the Sunrise project based on a power purchase agreement, including construction financing for Phase II of the project.

    In addition to our obligation to reduce our credit facilities to $1 billion in the aggregate under the credit facilities, we are also required to use 50% of the net proceeds from the sale of assets and 100% of the net proceeds from our issuance of capital markets debt (including the proceeds of the offering of the senior notes) to repay senior bank indebtedness until the aggregate commitment amount under our existing credit facilities is further reduced to $850 million. In this regard, we may incur additional federal and state income taxes from the proceeds of the sale of one of our foreign projects if the sale of this project is completed and we are required to repatriate funds to reduce senior bank indebtedness. There is no assurance that we will be able to sell projects on favorable terms or that the sale of individual projects will not result in a loss. We are also considering sale-leaseback transactions of certain projects, the proceeds of which would be used to repay short-term indebtedness or to meet other capital requirements.

  SUBSIDIARY FINANCING PLANS

    The estimated capital expenditures of our subsidiaries for the second half of 2001 is $117 million, including environmental expenditures. These capital expenditures are planned to be financed by existing subsidiary credit agreements and cash generated from their operations.

    Purchase of Additional Shares in Contact Energy--

    During the second quarter of 2001, we completed the purchase of additional shares of Contact Energy for NZ$152 million, thereby increasing our ownership interest from 42.6% to 51.2%. In order to finance this purchase, we obtained a NZ$135 million, 364-day bridge loan from an investment bank under a credit facility which is to be syndicated by the bank. In addition to other security arrangements, a security interest over all Contact Energy shares held has been provided as collateral. In June and July 2001, we issued through one of our subsidiaries new preferred securities to repay the bridge loan. On July 2, 2001, we redeemed NZ$400 million EME Taupo preferred securities from the existing holders. Funding for the redemption of the existing preferred securities was provided by a NZ$400 million credit facility scheduled to mature in July 2005. The financing documents governing the credit facility provide that the credit facility may be funded under either, or a combination of, a letter of credit facility or a revolving credit facility. The NZ$400 million was originally funded as a revolving credit facility.

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    Status of Edison First Power Loan--

    The financial performance of the Fiddler's Ferry and Ferrybridge power plants has not met our expectations, largely due to lower energy power prices resulting primarily from increased competition, milder winter weather and uncertainty surrounding the new electricity trading arrangements. As a result, Edison First Power has defaulted on its financing documents related to the acquisition of the power plants. As a result of the reduced financial performance, Edison First Power deferred some environmental capital expenditure milestone requirements in the original capital expenditure program set forth in the financing documents. The original capital expenditure program has been revised, and this revision has been agreed to by the financing parties. In addition, in July 2001, the financing parties waived technical defaults under the financing documents and a default under the financing documents resulting from the fact that, due to this reduced financial performance, Edison First Power's debt service coverage ratio during 2000 declined below the threshold set forth in the financing documents. We cannot assure you that Edison First Power's creditors will continue to waive its non-compliance with the requirements under the financing documents or that Edison First Power will satisfy its financial ratios in the future.

    The financing documents stipulate that a breach of the financial ratio covenant constitutes an immediate event of default and, if the event of default is not waived, the financing parties are entitled to enforce their security over Edison First Power's assets, including the Fiddler's Ferry and Ferrybridge plants. Despite the breaches under the financing documents, Edison First Power's debt service coverage ratio for 2000 exceeded 1:1. Due to the timing of its cash flows and debt service payments, Edison First Power utilized L37 million from its debt service reserve to meet its debt service requirements in 2000. In
March 2001 L61 million was paid by Edison First Power to meet its semi-annual debt service requirements.

    Another of our subsidiaries, EME Finance UK Limited, is the borrower under the facility made available for the purposes of funding coal and capital expenditures related to the Fiddler's Ferry and Ferrybridge power plants. At March 31, 2001 L58 million was outstanding for coal purchases and zero was outstanding to fund capital expenditures under this facility. EME Finance UK Limited on-lends any drawings under this facility to Edison First Power. The financing parties of this facility have also issued letters of credit directly to Edison First Power to support their obligations to lend to EME Finance UK Limited. EME Finance UK Limited's obligations under this facility are separate and apart from the obligations of Edison First Power under the financing documents related to the acquisition of these plants. We have guaranteed the obligations of EME Finance UK Limited under this facility, including any letters of credit issued to Edison First Power under the facility, for the amount of L359 million, and Edison Mission Energy's guarantee remains in force notwithstanding any breaches under Edison First Power's acquisition financing documents.

    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed," we have evaluated impairment of the Ferrybridge and Fiddler's Ferry power plants. The undiscounted projected cash flow from these power plants exceeds the net book value at December 31, 2000, and, accordingly, no impairment of these power plants is permitted under SFAS No. 121. As a result of the change in the prices of power in the U.K., we are offering for sale through a competitive bidding process the Ferrybridge and Fiddler's Ferry power plants. Management has not made a decision whether or not the sale of these power plants will ultimately occur and, accordingly, these assets are not classified as held for sale. If we are successful at selling the Ferrybridge and Fiddler's Ferry plants, it is likely that we will not recover any of our investment in the subsidiary that owns these assets. At June 30, 2001, that investment was $974 million. We plan to use the proceeds from the sale, if it occurs, to repay a portion or all of the indebtedness of the project. We cannot provide assurance that acceptable bids will be obtained or, if such bids are acceptable, that completion of the sale will occur. In this regard, we also cannot provide assurance that we will be able to negotiate acceptable terms and conditions with a potential buyer or that if an agreement was reached, that we will be able to satisfy the conditions needed for closing, which will include, among other things, a regulatory review in the United Kingdom.

    Limitations on Dividends from the Doga Project--

    Our subsidiary, Doga Enerji, owns 80% of the Doga project in Turkey. Doga Enerji has experienced delays in receiving payments from its power purchaser Turkiye Elektrik, A.S., also referred to as TEAS. Doga Enerji is in the process of determining whether these delays will materially adversely affect the future cash flow projections for the project. Until such determination is made, Doga Enerji will not make a distribution for 2001. While such payment obligations are guaranteed by the Turkish Treasury, we cannot assure you that TEAS will make its payments on a timely basis.

     D. Paiton Update.

     Our wholly-owned subsidiary owns a 40% interest in PT Paiton Energy, which owns a 1,230 MW coal-fired power plant in operation in East Java, Indonesia, which is referred to as the Paiton project. Our investment in the Paiton project was $499 million at March 31, 2001. Under the terms of a long-term power purchase agreement between Paiton Energy and PT PLN, the state-owned electric utility company, PT PLN is required to pay for capacity and fixed operating costs once each unit and the plant achieve commercial operation. As of December 31, 2000, PT PLN had not paid invoices amounting to $814 million for capacity charges and fixed operating costs under the power purchase agreement.

     Paiton Energy is in continuing negotiations on a long-term restructuring of the tariff under the power purchase agreement. Paiton Energy and PT PLN agreed on an interim agreement for the period through December 31, 2000 and on a Phase I Agreement for the period from January 1, 2001 through June 30, 2001. The Phase I Agreement provides for fixed monthly payments aggregating $108 million over its six-month duration and for the payment for energy delivered to PT PLN from the plant during this period. PT PLN made all fixed and energy payments due under the interim agreement and has made all fixed payments due under the Phase I Agreement totaling $108 million as scheduled. Paiton Energy received lender approval of the Phase I Agreement, and Paiton Energy has also entered into a lender interim agreement under which lenders have effectively agreed to interest-only payments and to deferral of principal repayments while Paiton Energy and PT PLN seek a long-term restructuring of the tariff. The lenders have agreed to extend that agreement through December 31, 2001. Paiton Energy and PT PLN intended to complete the negotiations of the future phases of a new long-term tariff during the six-month duration of the Phase I Agreement. However, Paiton Energy and PT PLN did not complete negotiations on a long-term restructuring of the tariff by June 30, 2001. Paiton Energy and PT PLN have agreed on the major commercial terms for an extension of the Phase I Agreement from July 1, 2001 to September 30, 2001. Paiton Energy has signed that agreement, but PT PLN has yet to sign it. Paiton Energy is continuing to generate electricity to meet the power demand in the region and believes that PT PLN will continue to agree to make payments for electricity on an interim basis beyond June 30, 2001 while negotiations regarding long-term restructuring of the tariff continue. Although completion of negotiations may be delayed, Paiton Energy continues to believe that negotiations on the long-term restructuring of the tariff will be successful.

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    All arrears under the power purchase agreement continue to accrue, minus the fixed monthly payments actually made under the year 2000 interim agreement and under the Phase I Agreement, with the payment of these arrears to be dealt with in connection with the overall long-term restructuring of the tariff. In this regard, under the Phase I Agreement, Paiton Energy has agreed that, so long as the Phase I Agreement is complied with, it will seek to recoup no more than $590 million of the above arrears, the payment of which is to be dealt with in connection with the overall tariff restructuring.

    Any material modifications of the power purchase agreement resulting from the continuing negotiation of a new long-term tariff could require a renegotiation of the Paiton project's debt agreements. The impact of any such renegotiations with PT PLN, the Government of Indonesia or the project's creditors on our expected return on our investment in Paiton Energy is uncertain at this time; however, we believe that we will ultimately recover our investment in the project.

     Paiton Energy was sued in the Central Jakarta District Court by the PLN Labor Union in April 2001. PT PLN, the Indonesian Minister of Mines and Energy and the former President Director of PT PLN are also named as defendants in the suit. The union seeks to set aside the power purchase agreement between Paiton Energy and PT PLN and the interim agreement between Paiton Energy and its lenders, as well as damages and other relief. The initial preliminary hearing was held on April 30, 2001 in Jakarta. Paiton Energy and the other defendants filed challenges to jurisdiction and moved for a dismissal of the suit, but such actions were denied by an order dated July 23, 2001. Paiton Energy plans to appeal the order. A notice of appeal must be filed before August 6, 2001. Paiton Energy believes, based upon discussions with its Indonesian counsel, that the suit is without merit.

     E. Midwest Generation Strike.

     Our subsidiary, Midwest Generation and the union which represents the employees at the Illinois Plants are currently in negotiations to replace the now expired collective bargaining agreement, covering wages and working conditions. Although we cannot predict the outcome of these negotiations, the union authorized a strike, which began on June 28, 2001. Midwest Generation has contingency plans in place and is operating the Illinois Plants during the strike. We believe that the impact of the strike on the operations of the Illinois Plants will not be material.